Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is entered into as of January 12, 2007, to be effective as of January 22, 2007 (the “Effective Date”) between BLUELINX CORPORATION, a Georgia corporation (the “Company”), and Lynn Wentworth (“Executive”).
RECITALS:
     WHEREAS, the Company desires to employ Executive as the Senior Vice President, Chief Financial Officer and Treasurer of the Company, and Executive desires to accept employment as the Senior Vice President, Chief Financial Officer and Treasurer of the Company; and
     WHEREAS, as of the Effective Date, the Company shall employ Executive on the terms and conditions set forth in this Agreement, and Executive shall be retained and employed by the Company to perform such services under the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Certain Definitions. Certain words or phrases with initial capital letters not otherwise defined herein are to have the meanings set forth in paragraph 8.
     2. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 (the “Employment Period”).
     3. Position and Duties.
          (a) During the Employment Period, Executive shall serve as the Senior Vice President, Chief Financial Officer and Treasurer of the Company and BlueLinx Holdings Inc. (“BHI”) and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of BHI (the “BHI Board”), to provide oversight and direction with respect to such duties, responsibilities and authority, either generally or in specific instances. The Executive also shall hold similar titles, offices and authority with BHI’s direct and indirect subsidiaries, as requested by the BHI Board from time to time, subject to the oversight and direction of the respective boards of directors of such entities.
          (b) During the Employment Period, Executive shall devote Executive’s reasonable best efforts and Executive’s full professional time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the Business and affairs of the Company, BHI and their respective subsidiaries and affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy and business-like manner. During the Employment Period, Executive shall not serve as a director or a principal of another company or any charitable or civic organization without the Board’s prior consent. Notwithstanding the foregoing, during the Employment Period, Executive may (i) serve as a member of the board of directors of the Community Foundation of Greater Atlanta and the Emory Board of Visitors, and (ii) render charitable and civic services, so long as the Executive’s service on such boards or directors and such charitable and civic services do not materially interfere with Executive’s ability to discharge his or her duties hereunder.
          (c) Executive shall perform Executive’s duties and responsibilities with his or her principal office located in the Atlanta, Georgia metropolitan area.
     4. Compensation and Benefits.
          (a) Signing Bonus and Stock Options. Contemporaneously with the execution hereof, the Compensation Committee of the BHI Board has granted Executive:
               (i) 10,000 shares of restricted stock of BHI, which shall vest over a one year period commencing on the Effective Date; and
               (ii) stock options with respect to 100,000 shares of the common stock of BHI, which shall vest in annual increments of 20% over a five year period, all in accordance with a stock option agreement in the form attached hereto as Exhibit A.
          (b) Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s payroll practices as may be in effect from time to time. The Executive’s salary shall be at the rate of $400,000 per year prorated for the portion of a year during which Executive is employed pursuant to this Agreement (as in effect from time to time, “Base Salary”). The Base Salary shall be reviewed at least annually. As a result of such review, the Executive’s Base Salary may be increased, but not decreased.
          (c) Annual Bonus and Long Term Incentive Compensation.
               (i) Executive shall be eligible to receive an annual bonus, with the annual bonus potential to be between 60% of Base Salary (i.e., 60% upon achievement of annual “target” performance goals) and a maximum of 120% of Base Salary (i.e., 120% upon achievement of annual “maximum” performance goals), with the “target” and “maximum” based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee of the BHI Board in advance for each fiscal year (the “Target Bonus”). The Company shall pay any such annual bonus earned to Executive in accordance with the terms of the applicable bonus plan.
               (ii) For fiscal year 2007, notwithstanding whether the performance goals for fiscal 2007 are satisfied in accordance with subparagraph 4(c)(i) above, Executive shall be entitled to receive a minimum bonus equal to 60% of Base Salary, prorated based on the number of days actually employed during fiscal year 2007 if Executive is not employed for such full fiscal year (the “Contractual Bonus”). To the extent that Executive is entitled to a bonus payment under subparagraph 4(c)(i), the Contractual Bonus shall constitute a portion of, and shall not be in addition to, the amounts so payable to Executive. The Contractual Bonus shall be payable to the Executive no later than two and one-half months following the close of fiscal year 2007.
               (iii) For fiscal year 2007, 2008 and 2009, Executive is entitled to receive a targeted compensation amount equivalent to $400,000, as so determined by the Compensation Committee of the BHI Board, payable in the form of awards of stock options and/or shares of restricted stock under the BHI’s long term equity incentive plan as then in effect, all on such terms and conditions as the Compensation Committee of the BHI Board shall determine in accordance with the provisions of such plan. Such bonus award shall be subject to such time and performance-based vesting conditions as are established by the Compensation Committee of the BHI Board.
          (d) Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement in accordance with the Company’s policies applicable to senior executives in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses. In order to be entitled to expense reimbursement, the Executive must be employed as Senior Vice President, Chief Financial Officer and Treasurer on the date the Executive incurred the expense.
          (e) Standard Executive Benefits Package. Executive is entitled during the Employment Period to participate, on the same basis as the Company’s other senior executives, in the Company’s Standard Executive Benefits Package. The Company’s “Standard Executive Benefits Package” means those benefits (including insurance, vacation and other benefits, but excluding, except as hereinafter provided in paragraph 6, any severance pay program or policy of the Company) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board. A summary of such benefits available to Executive as in effect on the date of this Agreement is attached hereto as Exhibit B.
          (f) Additional Compensation/Benefits. The Compensation Committee of the BHI Board, in its sole discretion, will determine any compensation or benefits to be provided to Executive during the Employment Period other than as set forth in this Agreement, including, without limitation, any future grant of stock options or other equity awards.
          (g) Disgorgement of Compensation. If BHI or the Company is required to prepare an accounting restatement due to material noncompliance by BHI or the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, to the extent required by law Executive will reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by Executive from the Company (including such compensation payable in accordance with this paragraph 4 and paragraph 6) during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying that financial reporting requirement; and (ii) any profits realized by Executive from the sale of BHI’s securities during that 12-month period.

     5. Employment Period.
          (a) Subject to subparagraph 5(b), the Employment Period will commence on the Effective Date and will continue until, and will end upon, December 31, 2009 (the “Renewal Date”); except that on the Renewal Date, unless either party shall have given the other 30-days’ written notice otherwise, the Employment Period will be extended automatically for one additional year.
          (b) Notwithstanding subparagraph 5(a), the Employment Period will end upon the first to occur of any of the following events: (i) Executive’s death; (ii) the Company’s termination of Executive’s employment on account of Disability; (iii) the Company’s termination of Executive’s employment for Cause (a “Termination for Cause”); (iv) the Company’s termination of Executive’s employment without Cause (a “Termination without Cause”); (v) Executive’s termination of Executive’s employment for Good Reason (a “Termination for Good Reason”); or (vi) Executive’s termination of Executive’s employment for any reason other than Good Reason (a “Voluntary Termination”).
          (c) Any termination of Executive’s employment under subparagraph 5(b) (other than 5(b)(i)) must be communicated by a Notice of Termination delivered by the Company or Executive, as the case may be, to the other party.
          (d) Executive will be deemed to have waived any right to a Termination for Good Reason based on the occurrence or existence of a particular event or circumstance constituting Good Reason unless Executive delivers a Notice of Termination within 90 days from the date Executive first became aware of the event or circumstance.
     6. Post-Employment Period Payments.
          (a) At the Date of Termination, regardless of the reason for termination of employment, Executive will be entitled to (i) any Base Salary that has accrued but is unpaid, any annual bonus that has been earned for the fiscal year prior to the year in which the Date of Termination occurs, but is unpaid, any reimbursable expenses that have been incurred but are unpaid, and any unexpired vacation days that have accrued under the Company’s vacation policy but are unused, as of the end of the Employment Period, which amount shall be paid in a lump sum in cash within 30 days of the Date of Termination, (ii) any plan benefits that by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive has participated as a Company employee and excluding, except as hereinafter provided in paragraph 6, any Company severance pay program or policy) and (iii) any benefits to which Executive is entitled in accordance with Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). Except as specifically described in this subparagraph 6(a) and in the succeeding subparagraphs of this paragraph 6 (under the circumstances described in those succeeding subparagraphs), from and after the Date of Termination Executive shall cease to have any rights to salary, bonus, expense reimbursements or other benefits from the Company, BHI or any of their subsidiaries or affiliates.

          (b) If Executive’s employment terminates on account of Executive’s death, Disability, Voluntary Termination, Termination for Cause or the end of the Employment Period in accordance with subparagraph 5(a) due to the Executive giving the Company written notice of nonrenewal, the Company will make no further payments to Executive except as contemplated in subparagraph 6(a).
          (c) If Executive’s employment terminates on account of a Termination without Cause, a Termination for Good Reason, or the end of the Employment Period in accordance with subparagraph 5(a) due to the Company giving the Executive written notice of nonrenewal, Executive shall be entitled to the following:
(1)	payment equal to two (2) times the Executive’s annual Base Salary in effect immediately prior to the Date of Termination, plus two (2) times the cash bonus amount received by the Executive for the fiscal year prior to the year of the termination of Executive’s employment or if the termination occurs within the first year of the Executive’s employment with the Company, a cash bonus equal to the Target Bonus set forth in clause (iii) of subparagraph 4(c) hereof, payable in twenty-four equal monthly installments commencing six months after the Date of Termination;

(2)	if the termination occurs within the first year of the Executive’s employment with the Company, the 10,000 shares of restricted stock issued upon Executive’s hiring shall immediately vest;

(3)	a lump sum payment, payable six months after the Date of Termination, in cash in an amount equal to the contributions the Company would have made (excluding any salary reduction contributions pursuant to an election of the Executive) for the benefit of the Executive to the Company’s qualified salaried 401(k) plan (if the Company is making matching contributions or other contributions to the salaried 401(k) plan at the time of the Executive’s termination), assuming (i) the Executive continued as an employee of the Company for a period of one year beginning on the Executive’s Date of Termination, and (ii) the Executive during such period contributed six percent of his or her base salary (as in effect immediately prior to the Date of Termination) to the 401(k) plan;

(4)	continued participation in the Company’s medical and dental plans, on the same basis as active employees participate in such plans, until the earlier of (i) Executive’s eligibility for any such coverage under another employer’s or any other medical or dental insurance plans or (ii) the first anniversary of the Date of Termination; except that in the event that participation in any such plan is barred, the Company shall reimburse Executive on a monthly basis for any premiums paid by Executive to obtain benefits (for Executive and his or her dependents) equivalent to the benefits he is entitled to receive under the Company’s benefit plans. Executive agrees that the period of coverage under such plans (or the period of reimbursement if participation is barred) shall count against the plans’ obligation to provide continuation coverage pursuant to COBRA;

(5)	up to $25,000 in aggregate outplacement services to be used within one year of the Date of Termination, the scope and provider of which shall be selected by Executive in his or her or her sole discretion; and

(6)	to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
          (d) The Company shall have no obligation to make any payments in accordance with subparagraph 6(c) if Executive declines to sign and return a Release Agreement or revokes the Release Agreement within the time provided in the Release Agreement. In no event shall the Release Agreement release any claim for indemnification by the Company or amounts and benefits set forth in subparagraph 6(a) hereof.
          (e) Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.
     7. Competitive Activity; Confidentiality; Non-solicitation.
          (a) Confidential Information.
               (i) The Executive shall hold in a fiduciary capacity for the benefit of the Company and BHI all secret or confidential information, knowledge or data relating to the Company, BHI or any of their respective subsidiaries and affiliates, and their respective businesses, which shall have been (i) obtained by the Executive during the Executive’s employment by the Company, BHI or any of their respective subsidiaries and affiliates or (ii) acquired by the Company, BHI or any of their respective subsidiaries and affiliates from Georgia-Pacific Corporation, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (“Confidential Information”). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or BHI or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
               (ii) All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company, BHI or any of their respective subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, BHI or any of their respective subsidiaries and affiliates, and the Executive shall not remove any such items from the premises of the Company, BHI or any of their respective subsidiaries and affiliates, except in furtherance of the Executive’s duties.
               (iii) It is understood that while employed by the Company, the Executive will promptly disclose to the Company, and assign to the Company the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will reasonably assist the Company, BHI or any of their respective subsidiaries and affiliates during the period of the Executive’s employment by the

Company and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.
               (iv) As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company, BHI or any of their respective subsidiaries and affiliates all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his or her control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.
          (b) Non-Solicitation. During his or her employment with the Company and for a period of eighteen (18) months following the termination of the Executive’s employment for any reason, the Executive shall not solicit or attempt to solicit, (a) any party who is a customer of the Company, BHI or any of their respective subsidiaries and affiliates with whom the Executive had material contact within the eighteen (18) month period prior to the termination of the Executive’s employment, for the purpose of marketing, selling or providing to any such party any services or products offered by the Company, BHI or any of their respective subsidiaries and affiliates to such customer other than general solicitations to the public and not directed specifically at a customer of the Company, (b) any party who is a vendor of the Company, BHI or any of their respective subsidiaries and affiliates with whom the Executive had material contact within the eighteen (18) month period prior to the termination of the Executive’s employment to sell similar products or (c) any employee of the Company, BHI or any of their respective subsidiaries and affiliates with whom the Executive had material contact within the eighteen (18) month period prior to the termination of the Executive’s employment, to terminate such employee’s employment relationship with the Company, BHI and any of their respective subsidiaries and affiliates in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Company, BHI or any of their respective subsidiaries and affiliates (other than with respect to general employment solicitations to the public and not directed specifically at employees of the Company, BHI and any of their respective subsidiaries and affiliates).
          (c) Non-Competition. During Executive’s employment by the Company and for a period of eighteen (18) months following the termination of the Executive’s employment for any reason, the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company, BHI or any of their respective subsidiaries and affiliates, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his or her name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the building products distribution business in the United States or Canada (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).
          (d) Remedies; Specific Performance. The parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in this paragraph 7 will result in irreparable and continuing damage to the Company, BHI and their respective subsidiaries and affiliates for which there may be no adequate remedy at law and that the Company and BHI shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of this paragraph 7. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and BHI against him for such breaches or threatened or attempted breaches. In addition, without limiting the remedies of the Company and BHI for any breach of any restriction on the Executive set forth in this paragraph 7, except as required by law, the Executive shall not be entitled to any payments set forth in paragraph 6 hereof if the Executive materially breaches the covenant applicable to the Executive contained in this paragraph 7 and the Company, BHI and their respective subsidiaries and affiliates will have no obligation to pay any of the amounts that remain payable by the Company under paragraph 6.
          (e) Communication of Contents of Agreement. During Executive’s employment and for eighteen (18) months thereafter, Executive will communicate his or her obligations under this paragraph 7 to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with, or represent.
          (f) The existence of any claim, demand, action or cause of action of Executive against the Company, whether predicated upon this Agreement or otherwise, is not to constitute a defense to the Company’s enforcement of any of the covenants or agreements contained in paragraph 7. The Company’s rights under this Agreement are in addition to, and not in lieu of, all other rights the Company may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.
          (g) Extension. If a court of competent jurisdiction finally determines that Executive has violated any of Executive’s obligations under this paragraph 7, then the period applicable to those obligations is to automatically be extended by a period of time equal in length to the period during which those violations occurred.
     8. Definitions.
          (a) “Cause” means, as determined by the BHI Board in good faith:

               (i) a material breach of the duties and responsibilities of Executive, which has not ceased within ten (10) business days after a written demand for substantial performance is delivered to the Executive by the Company, which demand identifies with particularity the manner in which the Company believes that the Executive has materially breached such duties and responsibilities;
               (ii) Executive’s (x) conviction of or plea of nolo contendere to a felony or (y) conviction of or plea of nolo contendere to any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) if such misdemeanor causes material damage to the property, business or reputation of BHI or the Company;
               (iii) acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, BHI or their respective subsidiaries and affiliates;
               (iv) Executive’s material breach of any provision of this Agreement, which has not ceased within ten (10) business days after a written demand for substantial performance is delivered to the Executive by the Company, which demand identifies with particularity the provision of this Agreement which the Executive has materially breached and the circumstances giving rise to such breach;
               (v) Executive’s failure to follow the lawful written directions of the Company Board or the BHI Board, which has not ceased within ten (10) business days after a written demand for substantial performance is delivered to the Executive by the Company, which demand identifies with particularity written directions which the Company believes that the Executive has not followed;
               (vi) conduct by Executive in connection with his or her duties hereunder that is fraudulent, unlawful or willful and materially injurious to the Company, BHI or their respective subsidiaries and affiliates;
               (vii) Executive’s engagement in habitual insobriety or the use of illegal drugs or substances;
               (viii) Executive’s failure to cooperate fully, or failure to direct the persons under Executive’s management or direction, or employed by, or consultants or agents to, the Company (or its subsidiaries and affiliates) to cooperate fully, with all corporate investigations or independent investigations by the Board or the BHI Board, all governmental investigations of the Company or its subsidiaries and affiliates, and all orders involving Executive or the Company (or its subsidiaries and affiliates) entered by a court of competent jurisdiction, which has not ceased within ten (10) business days after a written demand is delivered to the Executive by the Company, which demand identifies with particularity the manner in which the Company believes that the Executive failed to cooperate or to direct such others to cooperate;
               (ix) Executive’s material and willful violation of BHI’s Code of Conduct (including as applicable to senior financial officers), or any successor codes;

               (x) Executive’s engagement in activities prohibited by paragraph 7; or
               (xi) Notwithstanding the foregoing, no termination of the Executive’s employment shall be for “Cause” until (i) there shall have been delivered to the Executive a copy of a written notice setting forth the basis for such termination in reasonable detail, and (ii) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires). No act, or failure to act, on the Executive’s part shall be considered “willful” unless the Executive has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the BHI Board or the Company Board or based upon the advice of counsel for BHI or the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Any termination of the Executive’s employment by the Company hereunder shall be deemed to be a termination other than for Cause unless it meets all requirements of this Section 8(a)(xi).
          (b) “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Disability, 30 days after the Company gives Notice of Termination to Executive (provided that Executive has not returned to the performance of Executive’s duties on a full-time basis during this 30-day period), (ii) if Executive’s employment is terminated by Executive for Good Reason, the date specified in the Notice of Termination (but in no event prior to 30 days following the delivery of the Notice of Termination), and (iii) if Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given; except that if within 30 days after any Notice of Termination is given to Executive by the Company, Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination is to be the date the dispute is finally determined, whether by mutual written agreement of the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal thereof having expired and no appeal having been perfected).
          (c) “Disability” means the determination by the Company, in accordance with applicable law, based on information provided by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative that, as a result of a physical or mental injury or illness, Executive has been unable to perform the essential functions of his or her job with or without reasonable accommodation for a period of (i) 90 consecutive days or (ii) 180 days in any one-year period.
          (d) “Good Reason” means, without the consent of Executive, (A) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities immediately following the Effective Date, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (B) a reduction by the Company in Executive’s Base Salary, bonus opportunity or benefits, other than pursuant to a reduction generally applicable to senior executives of the Company; (C) the Company’s requiring Executive to be based at any office or location outside of the metropolitan area of Atlanta, Georgia; or (D) any failure by the Company to comply with and satisfy the requirements for any assignment of its rights and obligations under paragraph 13. “Good

Reason” shall not include for purposes of (A) through (D) an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company within ten (10) business days after receipt of notice thereof given by Executive.
          (e) “Notice of Termination” means a written notice that indicates those specific termination provisions in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no purported termination by either party is to be effective without a Notice of Termination.
          (f) “Release Agreement” means an agreement, substantially in a form approved by the Company, pursuant to which Executive releases all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries and its officers which relate to the Executive’s employment by the Company.
          (g) “Standard Executive Benefits Package” means those benefits (including, without limitation, retirement, insurance and other welfare benefits, but excluding, except as provided in paragraph 6, any severance pay program or policy of the Company) for which substantially all of the Company’s senior executives are from time to time generally eligible, as determined from time to time by the Board.
     9. Executive Representations. Executive represents to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms.
     10. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any applicable law, regulation or ruling.
     11. American Jobs Creation Act. Notwithstanding anything to the contrary in this Agreement, in the event that it is determined that any payment to be made under this Agreement is considered “nonqualified deferred compensation” subject to Section 409A of the American Jobs Creation Act of 2004, such payment will be delayed for six months following the Date of Termination; provided, however, that the parties believe that amounts payable pursuant to Sections 6(c)(3) and 6(c)(4) will not constitute nonqualified deferred compensation so long as final Regulations ultimately promulgated pursuant to Section 409A of the Internal Revenue Code contain provisions substantively equivalent to the provisions of Section 1.409A-1(b)(9) of the proposed Regulations published by the Department of the Treasury on October 4, 2005 with respect to Section 409A.
     12. Excess Parachute Payments.

          (a) In the event that it shall be determined, based upon the advice of the independent public accountants for BHI or the Company (the “Accountants”), that any payment, benefit or distribution by the Company, BHI or any of their respective subsidiaries or affiliates (a “Payment”) constitute “parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of all such Payments (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of the Accountants, that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his or her receipt of the Reduced Amount.
          (b) If the determination made pursuant to clause (a) of this paragraph 9 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this paragraph 9, Executive may then elect, in his or her sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of his or her election within ten days of the determination of the reduction in payments. If no such election is made by Executive within such ten-day period, the Company may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Executive promptly of such election.
          (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under clause (a) of this paragraph 12 (“Overpayment”) or that additional payments which are not made by the Company pursuant to clause (a) of this paragraph 12 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by Executive to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
     13. Successors and Assigns. This Agreement is to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations under this Agreement to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that the transferee or successor assumes the Company’s liabilities under this Agreement by agreement in form and substance reasonably satisfactory to Executive.
     14. Survival. Subject to any limits on applicability contained therein, paragraph 7 will survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.
     15. Choice of Law. This Agreement is to be governed by the internal law, and not the laws of conflicts, of the State of New York.
     16. Severability. Whenever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Agreement is to be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.
     17. Notices. Any notice provided for in this Agreement is to be in writing and is to be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address indicated as follows:
Notices to Executive:
To the address listed in the personnel records of the Company.
Notices to the Company:
BlueLinx Corporation
4300 Wildwood Parkway
Atlanta, Georgia 30339
Attention: General Counsel
Facsimile: (770) 953-7008
or any other address or to the attention of any other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement is to be deemed to have been given when so delivered, sent or mailed.
     18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement is to affect the validity, binding effect or enforceability of this Agreement.
     19. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.
     20. Counterparts. This Agreement may be executed in separate counterparts, each of which are to be deemed to be an original and both of which taken together are to constitute one and the same agreement.
     21. Attorney’s Fees. In the event that Executive substantially prevails on at least one substantive issue in any dispute in connection with this Agreement, Executive shall be entitled to recover all attorneys’ fees, costs and disbursements incurred by Executive in connection with such dispute. “Substantially prevailing”, within the meaning of this paragraph 21, includes Executive’s agreement to dismiss any proceeding upon the Company’s payment of the sums allegedly due or performance of the covenants allegedly breached.
     22. Mediation and Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, if said dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle such dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration. The place of mediation shall be Atlanta, Georgia. If the parties cannot reach resolution for such dispute in mediation, such dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Atlanta, Georgia. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Fulton County, Georgia, or the federal court for the Northern District of Georgia. The parties agree that such shall be a proper forum in which to adjudicate such case or controversy and the parties consent to waive any objection to the jurisdiction or venue of such court(s). The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.
Executive initials:                                  Representative of Company initials:
[ SIGNATURE PAGE TO FOLLOW ]

     The parties are signing this Agreement as of the date stated in the introductory clause.

BLUELINX CORPORATION
By:	/s/ Barbara V. Tinsley
	Name:	Barbara V. Tinsley
	Title:	General Counsel & Secretary

EXECUTIVE
/s/ Lynn Wentworth
Lynn Wentworth

EXHIBIT A
FORM OF STOCK OPTION AGREEMENT
BlueLinx Holdings Inc.
2006 Long-Term Equity Incentive Plan
Nonqualified Stock Option Award Agreement

Participant:
Number of Shares:	___Shares
Option Price:	$___
Grant Date:	___, 200_
Option Period:	Grant Date through tenth anniversary of Grant Date (the “Option Period”)
Type of Option:	Nonqualified Stock Option
Relationship to Plan. This Option is granted pursuant to the BlueLinx Holdings Inc. (the “Company”) 2006 Long-Term Incentive Plan (the “Plan”) and is in all respects subject to the terms, conditions and definitions of the Plan (including, but not limited to, provisions concerning exercise, restrictions on Options, termination, nontransferability and adjustment of the number of the Shares). The Participant hereby accepts this Option subject to all the terms and provisions of the Plan. The Participant further agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding and conclusive upon the Participant and his or her heirs. All capitalized terms used herein and not otherwise defined herein shall have the same meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement.
Vesting. The Participant shall become vested in his or her total stock options in annual increments of 20% over a five year period beginning one year following the Grant Date, subject to accelerated vesting upon a Change in Control.
Change in Control. Notwithstanding the provisions related to regular vesting described above, upon a Change in Control, all unvested Options shall become immediately vested and exercisable.
Exercisability of Option. Unless otherwise provided in this Award Agreement or the Plan, this Option shall entitle the Participant to purchase, in whole at any time or in part from time to time, to the extent the Option is vested in accordance with the vesting schedule herein, the Shares subject to this Option, and each such right of purchase shall be cumulative and shall continue, unless sooner exercised or terminated as herein provided, during the remaining Option Period. Any fractional number of Shares resulting from the application of the foregoing percentages shall be rounded to the next higher whole number of Shares, but shall not exceed the total number of Shares covered by this Option.
Manner of Exercise and Payment. Subject to the terms and conditions of this Award Agreement and the Plan, this Option may be exercised by delivery of written notice to the Secretary of the Company, at the Company’s principal executive office. Such notice shall state (i) that the person exercising this Option is entitled to exercise this Option, (ii) that such person is electing to exercise this Option and (iii) the number of Shares in respect of which this Option is being exercised.
The notice of exercise shall be accompanied by the full Option Price for the Shares in respect of which this Option is being exercised by any method approved or accepted by the Company in its sole discretion.
Upon receipt of notice of exercise and full payment for the Shares in respect of which this Option is being exercised, the Company shall take such action as may be necessary to effect the transfer to the Participant of the number of Shares as to which such exercise was effective.
Requirements to Become a Stockholder. The Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to this Option until (i) this Option shall have been exercised pursuant to the terms of this Award Agreement and the Participant shall have paid the full Option Price for the number of Shares in respect of which this Option was exercised, and (ii) the Company shall have directed the due issuance of the Shares purchased by the Participant.
Withholding of Taxes. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan (the “Withholding Taxes”). If the Participant is entitled to receive Shares upon exercise of this Option, the Participant shall pay the Withholding Taxes to the Company in cash prior to the issuance of such Shares.
Termination of Employment or Relationship. Unless otherwise determined by the Committee, in its sole discretion, the Option Period shall terminate and shall be treated in accordance with the following should any of the following provisions become applicable:
(i)	In the event of a Participant’s termination of employment or relationship for Cause, any unexercised portion of the Option granted to the Participant will terminate as of the date of such termination of employment or relationship.

(ii)	In the event of a Participant’s termination of employment or relationship by the Company or a subsidiary other than for Cause, death, or Disability, or the Participant resigns from employment or relationship for any reason, (other than on account of death or Disability), (i) any unvested portion of the Participant’s Option shall terminate and (ii) any portion of the Participant’s Option that was vested and exercisable on the date of his or her termination of employment or relationship shall remain exercisable for a period of three (3) months after the date of termination, and any portion of such Option not exercised within such three (3) month period shall be forfeited; provided, however, that in no event may such Option be exercised after the expiration of the Option Period.

(iii)	In the event a Participant’s employment or relationship shall terminate on account of death or Disability, (i) any unvested portion of the Participant’s Option shall immediately become fully vested and exercisable and (ii) the Participant (or his or her personal representative) may exercise all vested and exercisable Options within the earlier of (x) one (1) year from the date of such death or Disability or (y) the expiration of the Option Period.
For the purposes of this Agreement, Cause means, with respect to a Participant, as determined by the Board in its reasonable judgment: (a) the Participant’s continued failure to substantially perform the Participant’s duties; (b) the Participant’s repeated acts of insubordination, or failure to execute Company or subsidiary plans and/or strategies; (c) the Participant’s acts of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company or any subsidiary; (d) the Participant’s commission of a felony; (e) reasonable evidence presented in writing to the Participant that the Participant engaged in a criminal act, misconduct or dishonesty; (f) violation of any written policy of the Company or any subsidiary including, but not limited to, the Company’s or a subsidiary’s employment manuals, rules, and regulations after one (1) written notice from the Company or a subsidiary regarding such violation; or (g) the Participant engaging in any act that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, any subsidiary, or their officers, directors, stockholders, or employees; provided that, in the event a Participant is subject to an employment agreement or other agreement, including, but not limited to a severance agreement, with the Company or a subsidiary that contains a definition of “Cause,” Cause under the Plan shall have the meaning in such agreement.
For the purpose of this Agreement, Disability means the Executive: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason on any medically determinable physical or mental impairment which could be expected to result in death or can be expected to last for a continuous period or not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the participant’s employer.
Transferability. The Option granted hereunder shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Participant, the Option shall be exercisable only by the Participant. Any portion of the Option exercisable at the date of the Participant’s death and transferred by will or by the laws of descent shall be exercisable in accordance with the terms of the Option by the executor or administrator, as the case may be, of the Participant’s estate (each, a “Designated Beneficiary”) for the period provided herein with respect to termination of employment as a result of the Participant’s death.
No Employment or Service Contract. Nothing in this Award Agreement or in the Plan shall confer upon the Participant any right to continue such Participant’s relationship with the Company or a subsidiary thereof, nor shall it give any Participant the right to be retained in the employ of the Company or a subsidiary or interfere with or otherwise restrict in any way the rights of the Company or a subsidiary, which rights are hereby expressly reserved, to terminate any Participant’s employment or relationship at any time for any reason, except as may be set forth in an employment agreement between the Participant and the Company or a subsidiary of the Company.
Modification of Award Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.
Investment Representation. Unless a registration statement under the Securities Act of 1933, as amended (and applicable state securities laws), is in effect with respect to the Shares issued on the date of exercise of the Option, Participant, or his Designated Beneficiary, agrees with, and represents to, the Company that Participant is acquiring the Shares for the purpose of investment and not with a view to transfer, sell, or otherwise dispose of the Shares. The Company may require an opinion of counsel satisfactory to it prior to the transfer of any Shares to assure at all times that it will be in compliance with applicable federal and state securities laws.
Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
Governing Law. The validity, interpretation, construction and performance of this Award Agreement shall be governed by the laws of the Delaware without giving effect to the conflicts of laws principles thereof.
          IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date indicated below.

BlueLinx Holdings Inc.

Dated:	By:

Accepted:	Title:

EXHIBIT B
EXECUTIVE BENEFITS PACKAGE
The following benefits will be provided as for other salaried employees
Salaried 401(k) Plan
Medical and Dental Insurance
The following benefits will be provided to Lynn Wentworth:
•	Life Insurance — $825,000.00

•	Executive PAI — $250,000.00

•	Annual physical — up to $1,800.00

•	Annual auto allowance — $7,500.00

•	Annual Financial advisor fees — up to $3,500.00

•	Annual Country Club dues allowance — up to $6,000.00